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                                                                    EXHIBIT 99.2


                                    AGREEMENT

         THIS AGREEMENT, dated as of the 14th day of August, 1998, by and between FINOVA CAPITAL CORPORATION, having a place of business located at 111 West 40th Street, New York, New York 10018 ("FINOVA") and Caribbean Cigar Company, Precision Mold, Inc., Caribbean AWC Corporation, Caribbean Cigar Company (Cayman) Limited, having a place of business located at 8305 N.W. 27th Street, Miami, Florida 33122 (collectively, the "Borrower").

         WHEREAS, the Borrower and FINOVA entered into that certain Security Agreement, dated August 28, 1997 (the "Security Agreement"); and

         WHEREAS, the Borrower and FINOVA entered into a Forbearance Agreement dated July 10, 1998 (the "Original Forbearance"), which Original Forbearance is incorporated herein by reference and modified only as expressly set forth herein; and

         WHEREAS, the Borrower remains obligated to FINOVA for the monies borrowed under the Security Agreement and otherwise; and

         WHEREAS, certain defaults exist under the Security Agreement and Original Forebearance; and

         WHEREAS, as of this date, the Borrower is obligated to FINOVA in the approximate amount of $1,356,000, together with interest thereon at the interest rate set forth in the Security Agreement plus FINOVA's costs and expenses, including but not limited to legal fees, costs and disbursements and any and all additional advances made by FINOVA, including advances made to protect FINOVA's collateral (collectively "Obligations") which Obligations are owing by Borrower to FINOVA without claim, deduction, defense or offset; and

         WHEREAS, the Borrower and FINOVA have agreed that FINOVA shall make no further advances to Borrower and have also agreed to terms by which Borrower shall repay the Obligations to FINOVA; and

         WHEREAS, the Borrower has requested that FINOVA forbear in commencing any action against the Borrower under or pursuant to the Security Agreement or the Original Forbearance for the Obligations owing to FINOVA and FINOVA is willing to forbear pursuant to the terms and conditions contained in this Agreement; and

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. All of the above recitals are hereby incorporated by reference and made a part of this Agreement.

         2. Ron Jenkins shall execute the Unconditional Personal Guaranty of Collection, a copy of which is attached hereto as Exhibit A (the "Jenkins Guaranty").

         3. In consideration for the Jenkin's Guaranty, FINOVA agrees to accept, in satisfaction of the Obligations, the amount of $1,000,000 ("Reduced Amount") provided there is no default hereunder. Interest shall accrue on the balance of the Reduced Amount
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("Interest") at one point above the prime rate charged by Citibank (as such prime rate may be adjusted from time to time), with such Interest to be added to and included in the Final Payment (as such term is hereafter defined). In the event of any default in payment hereunder, Borrower shall immediately be obligated to pay the full amount of the Obligations (not the Reduced Amount) plus Interest on the Obligation, less any installment (as such term is hereafter defined) actually received by FINOVA.

         4. Borrower shall repay the Reduced Amount in weekly installments in the amount of $16,000 (each an "Installment") commencing on Wednesday, August 19, 1998, and continuing on each Wednesday thereafter (each a "Payment Date") through and including August 18, 1999, at which time the remaining balance of the Reduced Amount shall be paid in full to FINOVA together with all interest owing and/or accrued (the "Final Payment"). In the event any Payment Date shall occur on any legal holidays wherein the banks in the State of Tennessee, Florida or New York are closed, such Payment Date shall be the first business day following such legal holiday.

         5. Each Installment and the Final Payment shall be paid to FINOVA via wire transfer, as follows:

                  ABA No.           021000021
                                    Chase Manhattan Bank
                                    1411 Broadway
                                    New York, New York 10018

                  Account No.       129-0-60290
                                    FINOVA Capital Corporation
                                    111 West 40th Street
                                    New York, New York 10018
                                    Re: Caribbean Cigar Company

         6. (a) During the Forbearance Period (as hereinafter defined), FINOVA agrees to forbear in commencing any action upon the Security Agreement or the Original Forbearance for the Obligations provided an Event of Default has not occurred: (i) under this Agreement (as such term is hereafter defined); (ii) under the Security Agreement; or (ii) under the Original Forbearance.

                  (b) The Forbearance Period shall mean the period from the date hereof until the "Termination Date", which Termination Date shall be the earlier of: (i) receipt by FINOVA of payment in full of the Reduced Amount (together with all interest thereon); (ii) immediately upon an Event of Default under this Agreement (as such term is hereafter defined); or (iii) August 18, 1999.

         7. An Event of Default under this Agreement shall mean the following: (a) the failure of the Borrower to observe, or timely comply with, or perform any covenant or term contained in this Agreement or the Security Agreement except for the defaults existing as of the date of this Agreement; (b) the failure of the Borrower to timely pay FINOVA any Installment or the Final Payment when due under this Agreement; (c) should any warranty or representation made by the Borrower in this Agreement or the Security Agreement be untrue in any material respect as of the date hereof; (d) should any financial statement or report provided by Borrower or Guarantor in connection with this Agreement be materially false or misleading; or (e) should the Borrower become a debtor in any bankruptcy
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proceeding or admit in writing that it is unable to pay its debts as they mature, it being specifically agreed that in the event of any such bankruptcy proceeding, FINOVA shall not be required to deliver any release of its collateral unless and until it is paid the entire proceeds from the sale of such collateral.

         8. Upon receipt of the Final Payment FINOVA shall execute and deliver releases releasing Edward C. Williams, Kevin Doyle and Ron Jenkins from any and all obligations such individuals have to FINOVA as such obligations relate to the Borrower.

         9. Notwithstanding anything to the contrary in this Agreement or the Security Agreement or the Original Forbearance:

                  (a) Borrower shall on or before the fifth day of each month, deliver to FINOVA monthly inventory and receivable aging reports as of the last day of the immediately preceding month; and

                  (b) Borrower shall be free to directly collect its accounts receivable and to hold same; provided however, that the receivable in the amount of $105,600 owed to Borrower by Precision Cigar International ("PCI") evidenced by Borrower's outstanding invoice no. 210770, shall be immediately paid to FINOVA (as per letter attached) which amount FINOVA shall accept as payment toward the Reduced Amount; and

                  (c) FINOVA shall take all actions necessary to allow Borrower to sell all equipment or products of any kind located at 8305 N.W. 27th Street, Miami, Florida 33122, for a sale price of $120,000 ("Equipment Proceeds") with $60,000 of such Equipment Proceeds to be transferred to FINOVA, if and when such sale is consummated, as payment toward the Reduced Amount; and

                  (d) FINOVA shall take all actions reasonably requested by Borrower (and at Borrower's expense) to allow Borrower to sell, if Borrower is able, all retail stores and assets related to such retail stores ("Retail Sales") and upon such Retail Sales Borrower will be obligated to transfer to FINOVA one half of the gross proceeds received from such sales, such payment to be made upon receipt of the proceeds from such sale of Retail Stores as payment toward the Reduced Amount with Borrower being entitled to retain the remaining cash proceeds of any such Retail Sales.

                  (e) In the event the Borrower defaults (as defined in paragraph 7 above) on its obligations to FINOVA hereunder, FINOVA shall be entitled to recover from the Company, in addition to the Obligations and Interest thereon, its costs and expenses (including its reasonable legal fees and costs) incurred in connection with the negotiation and preparation of this Agreement and its recovery of the Obligations.

         10. FINOVA acknowledges that the Borrower may be filing a press release which release will express the restructure of Borrower's Obligations owing to FINOVA.

         11. This Agreement shall be construed under and in accordance with the laws of the State of New York.

         12. This Agreement represents the entire Agreement between FINOVA and Borrower with all such other agreements between the parties (except the Security Agreement and any guaranty including the Jenkin's Guaranty) being merged with this
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Agreement.

         13. No executory agreement and no course of dealing between the Borrower and FINOVA shall be effective to change or modify this Agreement in whole or in part; nor shall any change, modification or waiver of any rights or powers of FINOVA be valid or effective unless in writing and signed by an authorized officer of FINOVA .


                                    FINOVA CAPITAL CORPORATION


                                    By:  RAY EICHLER AVP
                                         ----------------------------------
                                         Ray Eichler, Assistant Vice President

                                    CARIBBEAN CIGAR COMPANY, PRECISION
                                    MOLD, INC., CARIBBEAN AWC
                                    CORPORATION, CARIBBEAN CIGAR
                                    COMPANY (CAYMAN) LIMITED


                                    By:  RON JENKINS
                                         ----------------------------------
                                         Ron Jenkins, Executive Vice President
                                         and Chief Operating Officer
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                                    EXHIBIT A

                  UNCONDITIONAL PERSONAL GUARANTY OF COLLECTION

         IN CONSIDERATION, and for the purpose of seeking to induce FINOVA CAPITAL CORPORATION ("FINOVA") to enter into that certain Agreement dated August 14, 1998 (the "Agreement"), between FINOVA and Caribbean Cigar Company, Precision Mold, Inc., Caribbean AWC Corporation, Caribbean Cigar Company (CAYMAN) Limited, (collectively "Caribbean"), Mr. Ron Jenkins (the"Guarantor"), absolutely and irrevocably guarantees to FINOVA the full and prompt payment of all amounts due pursuant to the Agreement (not to exceed $1,000,000), and does hereby agree that if the amounts due pursuant to the Agreement are not timely paid to FINOVA then upon the sending of notice by FINOVA the Guarantor will immediately do so. Guarantor waives notice of acceptance, notice of Borrower's default, notices of presentment, demand, dishonor, protest, and all other notices whatsoever with respect to the payment of the Borrower's Obligations guaranteed hereunder.

         IN WITNESS WHEREOF, the Guarantor has affixed his hand and seal this 18th day of August, 1998, at Knoxville, Tennessee.

WITNESSES                           GUARANTOR:


J.D.JENKINS                         RON JENKINS